Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-237117, 333-258538, and 333-263554 on Form S-8 of Imara Inc., Registration Statement Nos. 333-270188, 333-277949, 333-280322, 333-292168 and 333-285799 on Form S-8, Registration Statement Nos. 333-272909, 333-278801 and 333-289582 on Form S-3, and Registration Statement No. 333-287994 on Form S-3MEF of our report dated March 3, 2026, relating to the financial statements of Enliven Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Francisco, California

March 3, 2026